SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [ X ]

Check the appropriate box:
[    ]  Preliminary Proxy Statement
[     ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[     ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[     ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRI-VALLEY CORPORATION
(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]  No fee required.
[     ]  Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.
[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

June 1, 2010

Dear Shareholders:

On May 4, 2010, I invited you to Tri-Valley’s 2010 Annual Meeting of Shareholders, which will be held in Bakersfield, California, on Friday, June 18, 2010, at the Four Points by Sheraton.

Attached to my invitation were the Notice of Meeting and the Proxy Statement that described in detail the matters on which you were asked to vote.  Those matters included electing the directors, approving the issuance of shares pursuant to a stock purchase agreement, approving the possible issuance of additional shares in future transactions, and transacting any other business that properly comes before the meeting.

In particular, I requested that you please pay special attention to Proposal 2: Approval of Issuance of Shares Pursuant to Securities Purchase Agreement and Warrants.  As discussed under that Proposal, NYSE Amex Company Guide Rule 713 requires your approval of the transaction.  As further explained, the Board of Directors determined that the terms of the registered direct offering constituted the best terms available to the Company after considering alternatives and unanimously recommends your approval.

As in the past, at the meeting there will be a report on operations and an opportunity for you to ask questions.

If you have already voted, thank you for your timely response!  If you have not yet voted, I encourage you to please do so as early as possible.  And lastly, as I requested in my invitation of May 4th, whether you plan to attend the meeting or not, I encourage you to vote well in advance of June 18th so that your shares will be represented and properly voted at the meeting.

Sincerely,

G. Thomas Gamble
Chairman of the Board of Directors